EXHIBIT 99.1
                                            FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                                         Investor Relations: Joan Wolf 631-650-6201
                                                                       BlissPR: John Bliss:  212-840-1661

VICON REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 5, 2010 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2010.   The announcement was made by Chairman and CEO Ken Darby, who said the results reflect a slow improvement in U.S. market conditions.

Net sales for the third fiscal quarter were $13.1 million, a decrease of 11% compared with $14.8 million in the third quarter of the prior fiscal year.  Net income was $17,000 ($.004 per diluted share), compared with net income of $473,000 ($.10 per diluted share) in the prior year quarter.

For the nine months, net sales were $35.6 million, a decrease of 21% compared with $45.2 million in the first nine months of the prior fiscal year.  The net loss totaled $1,370,000 ($.30 per share), compared with net income of $1,371,000 ($.29 per diluted share) in the prior year nine-month period.

Commenting on the third quarter results, Mr. Darby said U.S. sales declined 5% to $7.4 million while foreign sales were off 18% to $5.7 million.  “In the current quarter we finally saw an increase in year-over-year domestic orders for the 2010 fiscal year.  Unfortunately, the same cannot be said for our international business which continues to cope with weak European economies coupled with the effect of declining exchange rates.  While shipments of product year to date are down from the prior year, we have added $2.7 million to backlog since the start of the 2010 fiscal year.  We expect a good portion of the backlog buildup to ship in the fourth fiscal quarter”, said Mr. Darby.

Gross margins in the third quarter were 42.8%, compared with 44.1% in the prior year quarter.  The lower margins reflect competitive pressures as well as the effect of lower sales in relation to a primarily fixed production overhead structure.  Operating costs in the third quarter declined $202,000 to $5.6 million, principally as a result of lower selling and G&A costs.  “Vicon maintained its development plans as engineering and development expense increased $288,000 for the current quarter and $130,000 year to date.  Notwithstanding weak worldwide economies, we stayed the course with our development roadmap”, said Mr. Darby.

There has been no change in the status of the patent litigation from that previously reported.  “We continue to wait for a decision by the U.S. Patent Office Board of Appeals and Interferences”, said Mr. Darby.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)
Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009

Net sales	$13,091,000	$14,754,000	$35,565,000	$45,161,000

Gross profit	5,597,000	6,513,000	14,908,000	20,217,000

Selling, general and administrative expense	4,162,000	4,652,000	12,861,000	14,021,000

Engineering and development expense	1,423,000	1,135,000	4,165,000	4,035,000

Operating income (loss)	12,000	726,000	(2,118,000)	2,161,000

Income (loss) before income taxes	51,000	753,000	(1,977,000)	2,181,000

Income tax expense (benefit)	34,000	280,000	(607,000)	810,000

Net income (loss)	$17,000	$473,000	$(1,370,000)	$1,371,000

Earnings (loss) per share:
Basic	$--	$.10	$(.30)	$.30
Diluted	$--	$.10	$(.30)	$.29

Shares used in computing earnings (loss) per share:

Basic	4,517,000	4,592,000	4,547,000	4,630,000
Diluted	4,568,000	4,706,000	4,547,000	4,733,000